Exhibit 99.(a)(5)

Community Valley Bancorp Announces Tender Offer

CHICO, California, March 13, 2008 – Community Valley Bancorp (NASDAQ: CVLL), announced today that its Board of Directors has approved the initiation of a Tender Offer by the Company to purchase up to 1,000,000 shares of its outstanding stock at a price of $13.00 per share. The Tender Offer is expected to commence on or about March 13, 2008 and to expire, unless extended, at 5:00 p.m., Mountain Time, on or about April 28, 2008.

Under the Tender Offer, Community Valley Bancorp shareholders will have the opportunity to tender some or all of their shares at $13.00 per share. If shareholders owning more than 1,000,000 shares properly tender their shares, Community Valley Bancorp will purchase shares tendered by shareholders, on a pro rata basis, subject to priority to odd lot holders and in accordance with securities laws. Shareholders whose shares are purchased in the offer will be paid $13.00 per share net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject to a number of other terms and conditions specified in the offer to purchase that will be distributed to shareholders.

Keith Robbins, President of Community Valley Bancorp commented, “We believe that a repurchase of our stock is consistent with our goal of maximizing shareholder value. At the same time, our offer provides those who wish to sell shares an opportunity to do so at a premium over recent trading prices and without incurring transaction fees.”

The offer to purchase, letter of transmittal and related documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of Community Valley Bancorp’s common stock.

Neither Community Valley Bancorp, nor its Board of Directors, is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the Tender Offer. Shareholders must decide how many shares they will tender, if any, for purchase by Community Valley Bancorp.

Shareholders and investors should read carefully the offer to purchase and related materials when they are available because they contain important information. Shareholders and investors may obtain a free copy of the offer to purchase and other documents that will be filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at www.sec.gov or from the Company. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer.

About Community Valley Bancorp

Community Valley Bancorp (NASDAQ: CVLL) is the parent company of Butte Community Bank a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and Butte Community Insurance Agency, LLC a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City, and Marysville. It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  This news release includes forward-looking statements, which are not historical facts are and which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Management believes there are benefits to shareholders in making these statements.  This forward-looking statement includes, but is not limited to, the Company’s ability to enhance shareholder value. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. Community Valley Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.